Exhibit 5.1
LAW OFFICES
Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, llp
10250 Constellation Boulevard
Nineteenth Floor
Los Angeles, California 90067
(310) 553-3000
Fax (310) 556-2920

May 9, 2006

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

Re: Shelf Registration Statement of MGM MIRAGE
Ladies and Gentlemen:
     At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission by MGM MIRAGE, a Delaware corporation (the “Company”), and certain of its subsidiaries (the “Subsidiaries”). The Registration Statement includes a prospectus (the “Prospectus”) which provides that it may be supplemented from time to time by one or more supplements to the Prospectus (each, a “Prospectus Supplement”). The Prospectus, as supplemented from time to time by various Prospectus Supplements, provides for the offering and sale by the Company of an indeterminate number and amount of securities, consisting of: (i) one or more series of debt securities of the Company (the “Debt Securities”) which may be guaranteed by one or more of the Subsidiaries (the “Guarantees”); (ii) the Guarantees; and (iii) shares of common stock, par value $.01 per share, of the Company (the “Common Stock” and together with the Debt Securities and the Guarantees, the “Securities”). We also have examined the form of indenture, as it may be supplemented from time to time (the “Indenture”), to be entered into by the Company and a trustee (the “Trustee”), pursuant to which the Debt Securities are to be issued and which is being filed as an exhibit to the Registration Statement.
     In our capacity as counsel for the Company in connection with such Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with applicable law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion.

May 9, 2006

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the General Corporation Law of the State of Delaware and the internal laws of the State of California, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any other local agency within any state. We have assumed that to the extent any of the Securities or agreements and undertakings of the Company or the Subsidiaries in furtherance of the Securities contain provisions which require compliance with laws other than the General Corporation Law of the State of Delaware or the internal laws of the State of California, such compliance has occurred.
     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have been furnished with, and with your consent have relied upon, certificates of officers of the Company and the Subsidiaries with respect to certain factual matters. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1. Upon: (i) establishment by the Board of Directors of the Company (the “Company Board of Directors”) of the terms, conditions and provisions of any Debt Securities; and (ii) due authorization by the Company Board of Directors of such Debt Securities for issuance at a price to be set by the Company Board of Directors, the Debt Securities will be duly authorized by the Company; and when the Debt Securities have been duly established by the Indenture, duly authenticated by the Trustee and duly executed and delivered on behalf of the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Debt Securities will be validly issued.
     2. Upon: (i) establishment by the Board of Directors of the Subsidiary Guarantors (the “Subsidiary Boards of Directors”) of the terms, conditions and provisions of any Guarantees to be issued by such Subsidiary Guarantors; and (ii) due authorization by the Subsidiary Boards of Directors of such Guarantees, the Guarantees will be duly authorized by the applicable Subsidiary Guarantors; and when the Guarantees have been duly established by the Indenture and the Debt Securities to be guaranteed by the Guarantees have been duly authenticated by the Trustee and duly executed and delivered by the Company against payment therefor in accordance with the terms and provisions of the Indenture and as contemplated by the Registration Statement, the Guarantees will be validly issued.

May 9, 2006

     3. Upon due authorization by the Company Board of Directors of a designated number of shares of Common Stock for issuance at a price to be set by the Company Board of Directors (including any Common Stock to be issued upon conversion of Debt Securities) and assuming that the Company has authorized but unissued shares of Common Stock remaining under its Certificate of Incorporation, the Common Stock to be offered and sold by the Company under the Registration Statement will be duly authorized, and upon issuance, and delivery of and payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.
     Please be advised that Gary Jacobs, who is of counsel to this firm, is Executive Vice President, General Counsel and Secretary and a Director of the Company.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely on it pursuant to the applicable provisions of the federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP
CHRISTENSEN, MILLER, FINK, JACOBS, GLASER, WEIL & SHAPIRO, LLP